Exhibit 5.1

300 N. LaSalle Drive
Chicago, Illinois 60654

(312) 362-2200	Facsimile:
(312) 862-2200
www.kirkland.com

August 9, 2011

Guitar Center, Inc.

Guitar Center Holdings, Inc.

5795 Lindero Canyon Road

Westlake Village, California 91362

Re:          Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to Guitar Center, Inc. (“Guitar Center”), Guitar Center Holdings, Inc. (“Holdings” and, together with Guitar Center, the “Issuers”), each a Delaware corporation, and the guarantors set forth in Schedule A hereto (the “Guarantors” and, together with the Issuers, the “Registrants”).  This opinion letter is being delivered in connection with the proposed registration by (i) Guitar Center of $375,000,000 in aggregate principal amount of its 11.50% Senior Notes due 2017 (the “Senior Exchange Notes”), (ii) Guitar Center of up to $39,782,000 in aggregate principal amount of additional 11.50% Senior Notes due 2017 (the “Additional Senior Notes”), which may be issued in exchange for the assignment of cash interest payments on the Senior PIK Exchange Notes or Old Senior PIK Notes (each as defined below), and (iii) Holdings of $564,672,894  in aggregate principal amount of its 14.09% Senior PIK Notes due 2018 (the “Senior PIK Exchange Notes”), pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about June 17, 2011.  Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.”

The obligations of Guitar Center under the Senior Exchange Notes and the Additional Senior Notes will be guaranteed by the Guarantors (the “Guarantees”).  The Senior Exchange Notes and the Guarantees are to be issued in exchange for and in replacement of Guitar Center’s outstanding 11.50% Senior Notes due 2017 and related guarantees (the “Old Senior Notes”), of which we understand $375,000,000 in aggregate principal amount are outstanding on the date hereof.  The Senior Exchange Notes, the Additional Senior Notes and the Guarantees are to be issued pursuant to an indenture, dated as of August 7, 2008, among Guitar Center, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (as amended and restated on March 2, 2011, the “GC Indenture”).

Chicago	Hong Kong	London	Los Angeles	Munich	Palo Alto	San Francisco	Shanghai	Washington, D.C.

The Senior PIK Exchange Notes are to be issued in exchange for and in replacement of Holdings’ outstanding 14.09% Senior PIK Notes due 2018 (the “Old Senior PIK Notes”), of which we understand $564,672,894 in aggregate principal amount are outstanding on the date hereof. The Senior PIK Exchange Notes are to be issued pursuant to an indenture, dated as of August 7, 2008, between Holdings and The Bank of New York Mellon Trust Company, N.A., as trustee (as amended and restated on March 2, 2011, the “Holdings Indenture” and, together with the GC Indenture, the “Indentures”).  In this opinion letter, we collectively refer to (i) the Old Senior Notes and the Old Senior PIK Notes as the “Old Notes,” (ii) the Senior Exchange Notes and the Senior PIK Exchange Notes as the “Exchange Notes” and (iii) the Exchange Notes and the Additional Senior Notes as the “Notes.”

In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the articles of incorporation and certificates of formation, as applicable, and bylaws and operating agreements, as applicable, of the Registrants, (ii) resolutions of the Registrants with respect to the issuance of the Notes and the Guarantees, (iii) the Indentures, (iv) the Registration Statement, (v) the Exchange and Registration Rights Agreement, dated as of August 7, 2008, among Guitar Center, the Guarantors and the holders of the Old Senior Notes named therein and (v) the Exchange and Registration Rights Agreement, dated as of August 7, 2008, among Holdings and the holders of the Old Senior PIK Notes named therein.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies.  Subject to the qualifications expressed below, we have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrants, and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants.  We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Registrants.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) or (iii) other commonly recognized statutory and judicial constraints on enforceability including statutes of limitations.  In addition, we do not express any opinion as to the enforceability of any rights to contribution or indemnification which may be violative of public policy underlying any law, rule or regulation (including federal or state securities laws, rules or regulations).

We have also assumed that:

(i) the Registration Statement will be effective at the time the Notes are offered as contemplated by the Registration Statement;

(ii) any applicable prospectus supplement has been prepared and filed with the Commission describing the Notes offered thereby to the extent necessary;

(iii) the Old Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement;

(iv) the Additional Senior Notes will be offered and sold in the manner stated in the Registration Statement or any applicable prospectus supplement;

(v) the Indentures have been duly qualified under the Trust Indenture Act of 1939, as amended; and

(vi) the Registrants will have obtained any legally required consents, approvals, authorizations and other orders of the Commission and any other federal regulatory agencies necessary for the Notes to be exchanged, offered and sold in the manner stated in the Registration Statement and any applicable prospectus supplement.

Based upon and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that (A) when the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the applicable Indenture, and duly delivered to the holders thereof in exchange for the Old Notes, the Exchange Notes will be valid and binding obligations of Guitar Center or Holdings, as applicable, and the Guarantees will be valid and binding obligations of the Guarantors, and (B) when the Additional Senior Notes have been duly executed, authenticated and issued in accordance with the provisions of the GC Indenture, and duly delivered to the holders thereof, the Additional Senior Notes will be valid and binding obligations of Guitar Center and the Guarantees will be valid and binding obligations of the Guarantors.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.  We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York, the General Corporation Law of the State of Delaware or the Limited Liability Company Act of the State of Delaware (including the statutory provisions, all applicable provisions of the relevant state constitutions and reported judicial decisions interpreting the foregoing) and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law.  The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.  For purposes of our opinion that the Guarantees will be valid and binding obligations of the Guarantors, we have, without conducting any research or investigation with respect thereto, relied on the opinion of McGuireWoods LLP, with respect to Guitar Center Gift Card Company, LLC, a Guarantor and a Virginia limited liability company, that such Guarantor has the requisite corporate power and authority to perform its obligations under the GC Indenture and that the Guarantee does not conflict with, or require consents under the laws of the Commonwealth of Virginia.  We are not qualified to practice law in the Commonwealth of Virginia and we have made no investigation of, and do not express or imply an opinion on, the laws of such state.  This letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.  None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.  We assume no obligation to revise or supplement this opinion after the date of the effectiveness of the Registration Statement should the present laws of the State of New York or Delaware be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Sincerely,

/s/ Kirkland & Ellis
KIRKLAND & ELLIS LLP

SCHEDULE A

Name of Guarantor	Jurisdiction of Formation

Guitar Center Gift Card Company, LLC	Virginia
Guitar Center Stores, Inc.	Delaware
GTRC Services, Inc.	Delaware
Harmony Central Group, LLC	Delaware
Music123, Inc.	Delaware
Musician’s Friend, Inc.	Delaware